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                   FIRST SECURITY INVESTMENT MANAGEMENT, INC.
                                 CODE OF ETHICS

                                 August 9, 1999

                                  INTRODUCTION

         The investment advisory business of First Security Investment Management, Inc. ("FSIM") must be conducted in a manner that avoids any conflict of interest or even the appearance of such a conflict with FSIM's clients. This Code of Ethics (the "Code") extends to every officer, director and employee of FSIM who is involved in providing investment advisory and portfolio management services - whether by way of security analysis recommendation, execution of trading orders, portfolio management or otherwise (hereafter "Covered Persons"; see also the Definition section below for a fuller description).

         One of the practices that raises a potential conflict of interest is that of trading in the securities that are being purchased or sold, or considered for purchase or sale, for our clients' portfolios by Covered Persons for accounts in which the Covered Persons have a beneficial ownership interest or which they control. The Investment Advisers Act of 1940 ("Advisers Act"), the Investment Company Act of 1940 ("1940 Act") and other federal and state securities laws and rules generally prohibit fraudulent, deceptive or manipulative trading by persons affiliated with investment advisers with respect to securities held, to be acquired, or under consideration for purchase or sale by the advisory clients. This prohibition extends to trading in furtherance of personal interests to the detriment of FSIM and/or its clients as well as any attempt to benefit from the market impact of their anticipated or actual transactions. The regulations of the Securities and Exchange Commission's ("SEC") require the adoption of procedures designed to prevent such fraudulent conduct.

         As a Covered Person, you are subject to the provisions of this Code, and failure to comply with its requirements may result in the termination of your employment with FSIM. Therefore, all Covered Persons and their assistants should read the specifics of this Code carefully. When you believe that you sufficiently understand them, sign, date and return a copy of the Certification of this Code to the Compliance Officer, and keep your copy of the Code, for your reference. Any questions concerning these policies and procedures should be addressed to the Compliance Officer, who is responsible for enforcing and interpreting this Code.

                              ADOPTION OF THIS CODE

         This Code has been adopted by the Board of Directors of FSIM in compliance with Sections 204 and 204A and the rules thereunder of the Advisers Act, and Section 17(j) and Rule 17-1 of the 1940 Act. A parallel Code of Ethics has been adopted by The Achievement Funds Trust (the "Trust") to avoid disparate obligations by Covered Persons on behalf of FSIM and the Trust.


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                               PURPOSE OF THE CODE

         This Code seeks to maintain the highest standards of ethical conduct for the personnel of FSIM. In so doing, this Code addresses three areas of concern:

         1. Observing the general anti-fraud provisions of the federal securities laws.

         2. Avoiding conflicts of interest with our clients or the appearance of such conflicts.

         3. Avoiding trading on the basis of material, non-public information or information about securities transactions made or being considered for FSIM's clients.

         It is the policy of FSIM to follow the highest standards of ethics in carrying out its obligations towards its clients. This Code lays out some of FSIM's policies in meeting these goals. FSIM has also adopted a Policies and Procedures Manual which further establishes policies and procedures to comply with federal and state securities laws and to avoid any potential conflicts of interest with FSIM's clients. Moreover, as a Covered Person, you should always be aware of issues which may compromise FSIM's ethical and fiduciary obligations to its clients and should direct such concerns to the Compliance Officer.

         FIDUCIARY DUTY. The Code is based on the principle that you, as an officer, director and/or employee of FSIM owe a fiduciary duty to, among others, FSIM's advisory clients. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interest of FSIM's advisory clients.

         At all times you must:

         1. PLACE THE INTERESTS OF ADVISORY CLIENTS FIRST. In other words, as fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of FSIM's advisory clients. You may not cause an advisory client to take action, or not take action, for your personal benefit rather than the benefit of the advisory client. For example, you would violate this Code by causing an advisory client to purchase a security you owned for the purpose of increasing the price of that security. Another example would be if you invest in a security that may be appropriate for your advisory clients without first considering that investment for your clients.

         2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF YOUR POSITION. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with FSIM or the Trust could call into question the exercise of your independent judgment. You may not, for example, use the


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                  knowledge of client portfolio transactions to profit from the market effect of those transactions.

         3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN FULL COMPLIANCE WITH THIS CODE, including all pre-authorization and reporting requirements, and comply fully with the provisions in FSIM's Policies and Procedures Manual which address confidentiality, insider trading and employee conduct.

         You must not take any action that could cause even the appearance that an unfair or improper action has been taken. Accordingly, you must follow the policies set forth below with respect to trading in any account. Doubtful situations should be resolved in favor of advisory clients. Any questions concerning this Code should be addressed to the Compliance Officer. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of your fiduciary duties.

         The relevant provisions of FSIM's Policies and Procedures Manual also apply to every Covered Person. You should note, however, that to the extent the provisions of this Code are more restrictive, they apply.

                                   THE POLICY

1.       GENERAL DEFINITIONS

         Listed below are definitions for some of the terms used in this Code, many of which are also defined by law:

         "ACCESS PERSON" means (i) any director, officer, or advisory person of FSIM.

         "ADVISORY PERSON" means any FSIM employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains any information regarding the purchase or sale of securities by advisory clients, including mutual funds, or whose functions relate to the making of any recommendations with respect to such purchases and sales of securities. This term also includes affiliates of advisory persons.

         "ADVISORY CLIENT" means any client of FSIM for whom FSIM provides investment advice and/or portfolio management services.

         "BENEFICIAL OWNERSHIP/BENEFICIAL OWNER" means any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a security, within the meaning of the Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934. "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. "Indirect pecuniary interest" includes, but is not limited to, securities held by members of your immediate family who share your


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household, including your spouse, children, and stepchildren, parents, grandparents, brothers and sisters and any of your in-laws.

         If you need help in determining whether you have beneficial ownership of any security for purposes of this Code, you should consult the Compliance Officer.

         "CONTROL" means the power to exercise a controlling interest over the management or policies of a company, unless such power is solely the result of an official position. Any person is presumed to "control" a company if that person owns, directly or indirectly, or through one or more controlled companies, more than 25% of the voting securities of a company. Despite this presumption, a person may both be a control person if facts, other than security ownership, demonstrate that such person does not have a controlling interest. Similarly, persons owning less than 25% of the voting securities of a company may be deemed to have "control" depending upon the facts and circumstances.

         In the context of a FSIM employee having "control" of an account, this also means the power to decide what securities transactions will be effected for an account, either by making recommendations to the account owner or by entering orders directly on behalf of the account.

         "COVERED PERSON" means every FSIM employee who directs, participates or assists in the performance of investment advisory and portfolio management services for FSIM's advisory clients, whether by way of security analysis recommendation, execution of trading orders, portfolio management or otherwise. This definition includes all FSIM officers, directors, portfolio managers, analysts, traders, their assistants and any others affiliated with FSIM who have access to the same information as do the persons involved in the services described herein.

         "PERSONAL TRADING" means the purchase or sale of securities by an individual for his or her own account, any other account in which he or she has a "beneficial ownership" interest, or any account (other than an account of an advisory client of FSIM) "controlled" by him or her. As stated above, an account is "controlled" by a FSIM employee where that employee decides what securities transactions will be effected for the account, either by making recommendations to the account owner or by entering orders directly on behalf of the account.

         "PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell securities.

         "REFERENCE LIST" means the list of securities approved by FSIM's Investment Committee for purchase for FSIM's advisory clients.

         "RELATED SECURITY" means any derivative of an underlying security such, as an option or warrant.


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         "SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein based on the value thereof), or any put call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or generally any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

         For purposes of the provisions of this Code governing personal securities trading and pre-clearance, and reporting of transactions and holdings, "security" does not include securities issued by the U.S. Government, shares of registered open-end investment companies (mutual funds) and shares of money market funds.


2.       PROHIBITED TRANSACTIONS AND ACTIVITIES

         As a general matter, it is a violation of federal law and the policies of FSIM for any of our personnel to engage in any act, practice, or course of business in connection with the offer, purchase or sale of any security held or to be acquired or sold by any advisory client which violates any of the SEC's rules designed to prevent fraudulent, deceptive, or manipulative acts.

         A.       GENERAL PROHIBITION AGAINST "FRONT-RUNNING"

         The practice of trading on the basis of the anticipated market effect of trades for advisory client's accounts, which is known as "front-running" or "scalping," constitutes a violation of the federal securities laws.

         Therefore, it is absolutely prohibited for any Access Person to purchase or sell a security or a related security for his or her personal account or any account in which he or she has a beneficial ownership interest or which he or she controls (except for an account of a FSIM advisory client):

         1. at a time when he or she knows of another person's intention to purchase or sell that same security or related security by or on behalf of an advisory client;

         2. within one calendar day of actively considering for purchase or sale for an advisory client such security or related security; or

         3. within one calendar day before or after a transaction in that security or related security by an advisory client.


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B.       PROHIBITED PERSONAL TRADING BY ADVISORY PERSONS

         In addition to the above general prohibition, Advisory Persons are prohibited from purchasing or selling any security for their personal account or accounts in which they have a beneficial ownership interest, except as specifically permitted in Section 3 of this Code. In no event are Advisory Persons permitted to:

         1. acquire any securities in an initial public offering, unless there is prior approval in writing by the President or Compliance Officer;

         2. acquire securities in a private placement, unless there is prior approval in writing by the President or Compliance Officer;

         3. effect short sales or acquire short positions in any security held in any investment portfolio of any advisory client; or

         4. profit from the purchase and sale or the sale and purchase, within thirty calendar days, of the same securities (any such trade must be reversed or the profits must be disgorged and distributed in a manner determined by the Compliance Officer).

         The President or Compliance Officer will authorize the acquisition of securities in a private placement only after considering, among other factors, whether the investment opportunity should be reserved for advisory clients and whether the opportunity is being offered to you because of your position as an Access Person. Access Persons who are to acquire private placement securities pursuant to authorization by the President or the Compliance Officer must immediately disclose that investment to the Compliance Officer before they have a role in any subsequent consideration of an investment in the issuer by or on behalf of any Advisory Persons. In such circumstance, the decision to purchase securities of the issuer for an advisory client should be subject to independent review by other FSIM investment personnel with no personal interest in the issuer.

         Access Persons, who are not Advisory Persons, are not subject to the restrictions on personal trading or the pre-clearance requirements of Section 2 of the Code; provided that, in the ordinary course of performing their duties or otherwise, they do not have access to information concerning the securities trades that are being executed, under consideration, or recommended for advisory clients.

         As a Covered Person, you are prohibited from participating with clients of FSIM in investment clubs or investment partnership accounts unless a prior, written exception is granted by the Compliance Officer. However, you may participate in an investment limited partnership offered by FSIM subject to the regular pre-clearance process and approval by the Compliance Officer.


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         NO EXPLANATIONS ARE REQUIRED FOR REFUSALS. IN SOME CASES, TRADES MAY BE
REJECTED FOR A REASON THAT IS CONFIDENTIAL. THE COMPLIANCE OFFICER IS NOT REQUIRED TO GIVE ANY EXPLANATION FOR REFUSING TO AUTHORIZE A SECURITIES TRANSACTION.

         C.       DEALINGS WITH PERSONS WHO DO BUSINESS WITH FSIM.

         No Advisory Person may seek or accept from any person that does business with FSIM, or any advisory client of FSIM, any item of material value or preferential treatment that is or appears to be connected with FSIM directing business to that person.

         For purposes of this prohibition, "items of material value" shall include but not be limited to:

         1. gifts amounting in value to more than $100 per person per year; and

         2. payment or reimbursement of travel expenses, including overnight lodging, in excess of $100 per person per year.

         "Items of material value" shall not include:

         1. an occasional meal, a ticket to a sporting event or the theatre or comparable entertainment, which is not conditioned on directing business to the firm that provided such meal or entertainment and is neither so frequent nor so extensive as to raise any question of propriety; or

         2. an unconditional gift of a typical item of reminder advertising such as an ink pen with the name of the advertiser inscribed, a calendar pad, or other gifts amounting in value to not more than $100 per person per year.

         Any invitations involving travel for more than one day must have advance approval from the Compliance Officer.

         Please refer to the FSIM Policies and Procedures Manual's related policies for further information.

3.       EXEMPTED TRANSACTIONS

         The following types of personal trading are exempted from all restrictions AND DO NOT REQUIRE PRE-CLEARANCE FROM THE COMPLIANCE OFFICER, ARE NOT SUBJECT TO THE THIRTY DAY HOLDING PERIOD, AND ARE NOT SUBJECT TO THE ONE DAY BLACK-OUT PERIOD, notwithstanding anything in Sections 2.A. and 2.B. to the contrary:

         (i)      transactions in securities not listed on the Reference List;

         (ii) transactions involving no more than 1000 shares of an equity security or $50,000 face amount of a debt security and provided that the issuer of the


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                  equity security has a market capitalization at the time of the transaction of at least $2 billion, or the issuer of a debt security has at least $100,000,000 in debt securities of the same general type and quality then outstanding and not in default;

         (iii) transactions in the employee stock ownership plan of First Security Corporation;

         (iv) purchases or sales of U.S. government securities, shares of mutual funds, and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality);

         (v) purchases or sales over which the person does not have direct or indirect control or influence (i.e., trades in a blind trust or discretionary trades in which you are neither consulted nor contacted regarding the trade before it is executed);

         (vi) purchases of securities pursuant to an automatic dividend reinvestment plan;

         (vii) purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

         (viii) acquisitions or dispositions of securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities of which you have Beneficial Ownership;

         (ix)     transactions in equity securities of foreign issuers;

         (x) transactions in currency futures, U.S. Treasury futures, Eurodollar futures, physical commodity futures (e.g., contracts for the future delivery of grain, livestock, fiber or metals), futures contracts to acquire fixed income securities issued by a U.S. Government agency, a foreign government, or an international or supranational agency;

         (xi) transactions in interests in securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate regulatory authority;

         (xii) purchases or sales upon exercise of puts or calls written by you;

         (xiii) sales from a margin account pursuant to a bona fide margin call; and


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         (xiv)    transactions in repurchase agreements.

         Also permitted are transactions, regardless of size or issuer, WHICH HAVE BEEN PRE-CLEARED IN WRITING BY THE COMPLIANCE OFFICER, based on circumstances where the Compliance Officer finds that permitting the transaction is appropriate and consistent with the purposes and policies of this Code, is not in conflict with the interests of FSIM or its advisory clients, and is in compliance with applicable law.

4.       CONFIDENTIALITY OF SECURITIES RECOMMENDATIONS AND INVESTMENT DECISIONS

         From the time that an Advisory Person anticipates making a recommendation to purchase or sell a security for any advisory client, or the time that he or she decides to purchase or sell a security for an advisory client or learns of such information, through the time that all trades based on that recommendation have been consummated, the subject and content of that recommendation or investment decision may be considered to constitute "material, non-public information" by the SEC and other regulatory authorities. Accordingly, Advisory Persons must maintain the utmost confidentiality with respect to their recommendations and investment decisions during this period and may not discuss a contemplated recommendation with anyone outside of FSIM, other than the advisory client when necessary for approval, and the broker-dealer or issuer executing the order.

         Please refer to the FSIM Policies and Procedures Manual's related policies for further information.

5. APPROVALS OF TRANSACTIONS OR REQUESTS FOR WAIVERS OF RESTRICTIONS BY THE COMPLIANCE OFFICER OR THE PRESIDENT

         In the event that the Compliance Officer or the President seeks to engage in a transaction for which approval is required under this Code, the approval shall, in the case of the Compliance Officer, be granted or denied by the Compliance Officer's supervisor and, in the case of the President, the approval or waiver shall be granted or denied by the Compliance Officer. A written record shall be maintained by the person making the determination of the action taken and the reasons for it.

6.       RECORD OF SECURITIES RECOMMENDED

         Every recommendation for the purchase or sale of a security for an advisory client, including a recommendation to increase or decrease an existing securities position, shall be memorialized in writing or in a computer database either prior to or immediately after the recommendation is made.


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7.       REPORTING OF PERSONAL SECURITIES HOLDINGS, TRADING ACCOUNTS, AND
         PRE-CLEARANCE PROCESS

         All Access Persons must, upon commencement of such status, disclose all securities holdings of which they are the beneficial owner in writing to the Compliance Officer and quarterly thereafter.

         Each Access Person also must notify the Compliance Officer in writing of any securities or commodities account in which he or she has a beneficial ownership interest or over which he or she exercises control. Such notification must identify the brokerage firm or other financial institution at which the account is maintained, the account executive, the title of the account, the account number, and the names and addresses of all individuals with a beneficial ownership interest in the account. Subsequent to employment, each such Access Person shall notify the Compliance Officer immediately and in writing of any new securities or commodities accounts. The Access Person is responsible for reporting Securities transactions in such account to the Compliance Officer in accordance with Paragraph 8 below.

         As required by the above provisions of the Code, each Advisory Person also is responsible for "pre-clearing" certain of his or her personal transactions in a security before placing the order for the transaction. Such pre-clearance is obtained by submitting the Personal Trading Authorization Form (Exhibit A) to the Compliance Officer.

         NO ORDER FOR A SECURITIES TRANSACTION FOR WHICH PRE-AUTHORIZATION OR PRE-CLEARANCE IS REQUIRED MAY BE PLACED PRIOR TO THE RECEIPT OF WRITTEN AUTHORIZATION OF THE TRANSACTION SHOWING THE DATE OF THE AUTHORIZATION BY THE COMPLIANCE OFFICER (OR IN CERTAIN INSTANCES, THE PRESIDENT). VERBAL APPROVALS ARE SUBJECT TO WRITTEN CONFIRMATION AND MAY BE GRANTED ON AN EXCEPTION BASIS BY THE COMPLIANCE OFFICER.

         The authorizations provided by the Compliance Officer are effective, unless revoked, until the earlier of (1) the close of business on the same day on which the authorizations were granted or (2) your discovery that the information in the Trade Authorization Request Form is no longer accurate. If the securities transaction is not placed within that period, a new advance authorization must be obtained before the securities transaction is placed. If the securities transaction is placed, but has not been executed within the same trading day after the authorizations were granted (as, for example, in the case of a limit order), new authorizations are necessary.

8.       REPORTING OF ACTIVITY IN PERSONAL TRADING ACCOUNTS

         Each Access Person must report to the Compliance Officer the information described below with respect to transactions in any securities in which such Access Person had, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Such reports must be made no later than ten days after the end of the calendar quarter in which a transaction was effected.


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         These quarterly reports must include the following information with respect to each transaction done during the quarter:

         a. the date of the transaction, the title and number of shares, and the principal amount of each security involved;

         b. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         c.       the price at which the transaction was effected; and

         d. the name of the broker, dealer, or bank with or through which the transaction was effected.

         Arrangements must be made to have duplicate confirmations and monthly account statements sent from the brokerage firm or bank at which you maintain accounts in which you have a direct or indirect beneficial ownership interest or over which you have control, to the Compliance Officer. The Compliance Officer will be responsible for reviewing such records and reporting any material violations of this Code to the Board of Directors of FSIM, as well as to the Board of Trustees, as appropriate, of any relevant advisory client.

         Such reports must be made with respect to all personal trading, including transactions exempted by Section 3, other than transactions in U.S. Government securities, shares of money market funds, or shares of mutual funds not affiliated with or related to FSIM. However, Access Persons are not required to report securities trades in accounts over which they do not have influence or control over investment decisions, such as a blind trust.

         No report required by this Section shall be construed as an admission that the filer has any direct or indirect beneficial ownership of such a security, nor shall the making of such a report be construed as an admission of a violation of this Code by the Access Person.

9.       ADVISING PERSONS OUTSIDE OF FSIM

         Advisory Persons may not render investment advice to persons other than through FSIM, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and approved by the Compliance Officer. Once cleared with the Compliance Officer, all transactions for such outside advisory clients are subject to the reporting requirements of Paragraphs 7 and 8 above. This prohibition precludes Advisory Persons from providing investment advice to members of such person's immediate family without the prior approval of the Compliance Officer.


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10.      TRADING WHILE IN POSSESSION OF MATERIAL, NON-PUBLIC INFORMATION (THIS
         PROVISION OF THE CODE APPLIES TO ALL PERSONNEL)

         No Covered Person may purchase or sell any security, or be involved in any way in the purchase or sale of a security, while in possession of material, non-public information about the security or its issuer, regardless of the manner in which such information was obtained, except to the extent authorized by the Compliance Officer. Furthermore, no person possessing material, non-public information may disclose such information to any person other than the Compliance Officer, except to the extent authorized by the Compliance Officer. This prohibition covers transactions for advisory clients made in the course of your employment with FSIM, as well as transactions for accounts in which you have beneficial ownership or control, and accounts of persons in privity with you.

         Material, non-public information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material information is defined as information which an investor would consider important in making an investment decision, and which would substantially affect the market price of a security if generally disclosed. Non-public information is defined as information which has not been effectively made available to the marketplace. Any questions as to whether certain information is material, non-public information should be directed to the Compliance Officer.

         Please refer to the FSIM Policies and Procedures Manual's related policies for further information.

11.      ADVISORY PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED COMPANIES

         Advisory Persons who serve as directors of publicly-traded companies may be seen as having an inherent conflict of interest between the fiduciary duty owed to FSIM and its clients and that owed to the shareholders of such publicly-traded companies. To avoid such potential conflicts of interest, all Advisory Persons must receive the prior written approval of the Compliance Officer before serving as a director of any publicly-traded company, which approval may be withheld in the Compliance Officer's sole discretion. If you are an Advisory Person and currently serve as a director of a publicly-traded company, you should notify the Compliance Officer immediately. Prior to the commencement of employment with FSIM, each Advisory Person shall provide the Compliance Officer with a written list of all positions held by the Advisory Person with any publicly-traded company.

         Advisory Persons who receive permission to serve as directors of publicly-traded companies will be isolated through "Chinese Walls" or other procedures from making decisions regarding the Securities of those companies for which they serve as directors.


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         An especially sensitive situation involves representation on a creditors' committee. Particular care will be taken to create a "Chinese Wall" between portfolio management and creditors' committee representation.

         Please refer to the FSIM Policies and Procedures Manual's related policies for further information.

12.      RECORDKEEPING

         It is the intention of FSIM to comply with the recordkeeping requirements of the Advisers Act and Rule 17j-1(d) under the 1940 Act, which includes maintaining:

         a. a copy of this Code and any other Code which is, or at any time within the past five years has been in effect;

         b. records of any violations of this Code and actions taken as a result of such violations;

         c. copies of each report made under this Code (i.e., reports required by Paragraphs 6, 7, 8, 9 and 10); and

         d. a list of all persons who are, or have been, required to make reports pursuant to the Code.

13.      FSIM'S CODE OF ETHICS TO BE PROVIDED TO THE ACHIEVEMENT FUNDS TRUST

         FSIM shall:

         a. submit to the Board of Trustees of the Trust a copy of this Code, pursuant to Rule 17j-1 under the 1940 Act;

         b. promptly report to the Trust in writing any material amendments to the Code;

         c. promptly furnish to the Trust, upon request, copies of any reports made pursuant to the Code by any person who is an Access Person as to the Trust; and

         d. immediately furnish to the Trust, without request, all material information regarding any violation of this Code by any person who is an Access Person as to the Trust.


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14.      VIOLATIONS OF THIS CODE

         Violations of this Code may result in the imposition of sanctions by the SEC, other regulatory authorities or FSIM, including forfeiture of any profit from a transaction, reduction in salary, and suspension or termination of employment. Determinations as to whether a violation has occurred and the appropriate sanctions, if any, shall be made by the Directors of FSIM and the Board of Trustees of any relevant advisory client if the violation involved the interest of that advisory client; PROVIDED HOWEVER, that no person believed to have violated this Code shall participate in such determination made with respect to his or her own conduct.


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

                                  CERTIFICATION

         I have read the First Security Investment Management Inc. Code of Ethics in its entirety and I understand it. I agree to comply fully with all of its provisions. Further, I agree to certify in writing that I have complied with the terms of this Code of Ethics on an annual basis.

NAME OF
COVERED PERSON:
               ----------------------------------------

Dated:
      -------------------------------------------------

SIGNATURE:
          ---------------------------------------------


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

                                    EXHIBIT A

                   FIRST SECURITY INVESTMENT MANAGEMENT, INC.

                       PERSONAL TRADING AUTHORIZATION FORM

         In connection with the contemplated (check one) purchase*____ sale*_____

by __________________________________ of ______________________________
           (name of employee)                  (number of shares)


of __________________________________ on ______________________________
       (name and type of security)                   (date)

I confirm that: (a) to my knowledge and belief, there presently is no outstanding order to purchase or sell the above-listed security for a FSIM-managed account or portfolio; (b) there is no outstanding oral or written communication with respect to that security that has not been acted upon or rejected; (c) I have no present intention to purchase or sell that security for a FSIM client and am not aware that such security is "being considered" by anyone with discretionary authority over trading on behalf of a FSIM client and
(d) I am not in possession of material, non-public information with respect to the security described above nor am I making the transaction described above on the basis of inside information. I further confirm that the above conditions have existed during this entire business day.


Dated: _______________________________________



Signed: ______________________________________



Approved: ____________________________________



Dated: _______________________________________

*If other than market order, describe proposed limits:


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